Free Writing Prospectus
Filed Pursuant to Rule 433
Dated August 17, 2021
Registration Statement Nos. 333-233850 and 333-233850-04

**FINAL PXING DETAILS** ~$1.3BLN EART 2021-3(Subprime Auto)

Joint Leads: Wells Fargo (str), Barclays
Co-Managers: Blackstone, Citi, Citizens, Deutsche Bank

Anticipated Capital Structure:
CL	AMT($MM)*	WAL	Rtg(M/S)	L.FINAL	BNCH	SPREAD	CPN%	YLD%	$PRICE
A-1	124.000	0.12	P-1/A-1+	09/2022	IntL +	1	.10415%	.10415%	$100.00000
A-2	309.890	0.52	Aaa/AAA	01/2024	EDSF +	20.34%		.348%	$ 99.99598
A-3	199.800	1.28	Aaa/AAA	02/2025	EDSF +	17.35%		.355%	$ 99.99395
B	206.550	2.01	Aaa/AA	01/2026	IntS +	38.69%		.691%	$ 99.99999
C	189.170	2.80	Aa3/A	10/2026	IntS +	48.96%		.965%	$ 99.99154
D	187.160	3.71	Baa3/BBB	06/2027	IntS +	90	1.55%	1.556%	$ 99.99649
E	80.220	4.06	NR/BB	12/2028	IntS +	235	3.04%	3.067%	$ 99.97117

- Transaction Details -
* Ticker : EART 2021-3
* Deal Size : ~$1.3BLN
* Expected Ratings: Moody's / S&P
* Registration :    Classes A-D: SEC Reg
Class E: 144A / Reg S / IAI
* Erisa Eligible : Class A-D Yes; Class E: No
* Expected Settle : August 25, 2021
* Expected Pricing: PRICED
* First Pay Date : September 15, 2021
* Min Denoms :  Classes A-D: $1k x $1k
Class E: $658k x $1k ($1.3bln deal size: $854k x 1k)
* Pricing Speed : 1.50% ABS to 10% Call
- Available Materials -
* Prelim Prospectus/POM: Attached
* Ratings FWP : Attached
* Intex Dealname : wseart202103 PW: XB93
* URL: https://dealroadshow.com
Entry Code (Case Sensitive): EART213

Direct Link: https://dealroadshow.com/e/EART213 ----------------------------------------------
If this communication relates to an offering of US registered securities (i) a registration statement has been filed with the SEC, (ii) before investing you should read the filed documents, and (iii) you may obtain these documents from your sales representative, by calling 1-800-326-5897 or visiting www.sec.gov. If this communication relates to a securities offering exempt from US registration, you should contact your sales representative for the complete disclosure package.